Exhibit 4.1
Stock Award
RETENTION BONUS AWARD AGREEMENT
     This Retention Bonus Award Agreement (this “Agreement”) is made and entered into this ___ day of                      2009 by and among Resolute Energy Corporation (the “Company”), Resolute Holdings Sub, LLC (“Holdings Sub”), Resolute Holdings, LLC (“Holdings”) and                      (“Employee”). The Company, Holdings Sub, Holdings and Employee are referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
     WHEREAS, the Company, Holdings Sub and Holdings have entered into a Purchase and IPO Reorganization Agreement with Hicks Acquisition Company I, Inc., Resolute Subsidiary Corporation, Resolute Aneth, LLC, and HH-HACI, L.P., pursuant to which the Company will succeed to the ownership of certain oil and natural gas assets previously owned by indirect subsidiaries of Holdings and become parent of Hicks Acquisition Company I, Inc. (the “Transactions”); and
     WHEREAS, in consideration of the contribution of oil and natural gas assets to the Company, Holdings Sub is entitled to receive 9,200,000 shares of common stock, $0.0001 per share, of the Company (the “Common Stock”), 200,000 of which (the “Retention Bonus Shares”) were, at the direction of Holdings Sub, permitted to be re-allocated for issuance by the Company to selected persons who have been employees of a subsidiary of Holdings Sub (“Resolute Employees”); and
     WHEREAS, Holdings Sub has directed the Company to issue the Retention Bonus Shares to Resolute Employees; and
     WHEREAS, the Company has selected Employee for receipt of the number of shares of Common Stock set forth in Section 1(a) (the “Bonus Shares”), reflecting its desire (i) with respect to the Initial Issuance Shares (as defined below), to reward Employee for his/her contribution of value resulting in the successful completion of the Transactions and (ii) with respect to the Deferred Issuance Shares (as defined below), to create an incentive for Employee to remain employed by the Company until the first anniversary of the closing date of the Transactions (the “Deferred Payment Date”); and
     WHEREAS, the Initial Issuance Shares (as defined below) have been awarded to Employee, and are being held in an escrow account in which Holdings, acting as escrow agent, is holding the Initial Issuance Shares on behalf of Employee as beneficial owner, subject to certain conditions, including the execution by Employee of this Agreement; and
     WHEREAS, Employee was employed by the Company on the closing date of the Transactions and is employed by the Company as of the date of this Agreement and desires to accept the Award on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT
     1. Retention Bonus.
          (a) Award. The Company awards to Employee, and Employee accepts from the Company, on the terms and conditions set forth herein, a retention bonus award (“Retention Bonus Award”) payable as follows:
               (i) Stock Award.
                    (1)                      Retention Bonus Shares (the “Initial Issuance Shares”) have been awarded to Employee (the issuance on such date being referred to as the “Initial Issuance”) and Employee is the beneficial owner of such shares.
                    (2)                      Retention Bonus Shares shall be issued by Company and disbursed to Employee by Holdings in its capacity as escrow agent on the Deferred Payment Date (the issuance on such date being referred to herein as the “Deferred Issuance” and the Retention Bonus Shares to be issued on the Deferred Payment Date being referred to herein as the “Deferred Issuance Shares”) and Employee shall be the owner of such share on the Deferred Payment Date, provided, however, that such issuance shall be made no later than the first March 15th following the end of the year in which the Deferred Payment Date falls, or, in the event that the issuance is made pursuant to Section 4 or Section 5, such issuance shall be made no later than the first March 15th following the end of the year in which Employee terminates his or her employment with the Company or the year in which a Change in Control occurs.
                    (3) The Company has deposited the Initial Issuance Shares and the Deferred Issuance Shares into an escrow account maintained by Holdings as escrow agent, as set forth in the escrow agreement attached as Annex A to this Agreement.
                    (4) Notwithstanding anything herein to the contrary, the Company shall not issue to Employee any such shares of Common Stock issuable hereunder which, when aggregated with all other shares of Common Stock issued to Resolute Employees as Retention Bonus Awards, exceed 200,000 shares of Common Stock.
               (ii) Condition to Receipt of Deferred Issuance Shares. The Company will not be required to issue the Deferred Issuance Shares to Employee unless the Employee remains continuously employed by the Company through the Deferred Payment Date, except under the circumstances set forth in Section 4 or Section 5 below. Except as so provided, in the event that the Employee’s employment with the Company is terminated for any reason by the Company or is terminated by him or her voluntarily, then, in either such event, the Employee’s rights under this Agreement and any right to receive the Deferred Issuance Shares shall lapse and terminate immediately upon the effective date of termination. The Parties acknowledge that Employee has no rights in the Deferred Issuance Shares prior to the Deferred Payment Date, and that the Deferred Issuance Shares are not eligible for an election to be taxed at the time of grant under Section 83(b) of Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, if Employee does make such an election under Section 83(b) of the Code, then any right of

Employee under this Agreement to receive the Deferred Issuance Shares will lapse and terminate immediately upon the date of such election.
               (iii) Issuance and Disbursement.
                    (1) The Initial Issuance Shares are included in a stock certificate (the “Initial Issuance Certificate”) in the name of Holdings, which shall hold such shares on behalf of Employee. After execution of this Agreement in accordance with Section 1(a)(i)(1) and satisfaction of any other conditions to issuance, including compliance with applicable securities laws, Holdings shall request that the Company issue a new certificate representing the Initial Issuance Shares in the name of Employee, make a corresponding reduction in the number of Retention Bonus Shares represented by the Initial Issuance Certificate, and disburse the Initial Issuance Shares to Employee (the “Initial Certification”). Disbursement must occur no later than March 15, 2010. Concurrent with the Initial Certification, Holdings shall disburse to Employee any distributions paid in respect of the Initial Issuance Shares prior to the Initial Certification. Employee shall be treated as the owner of the Initial Issuance Shares for federal income tax purposes while such shares are held in escrow and until the Initial Certification.
                    (2) During the one -year period prior to vesting, the Deferred Issuance Shares shall, in combination with all other Retention Bonus Shares subject to Deferred Issuance, be represented by a stock certificate (the “Deferred Issuance Certificate”) in the name of Holdings, which shall hold such shares on behalf of Employee and other Resolute Employees. Upon satisfaction of the vesting condition, Holdings shall request that the Company issue a new certificate representing the Deferred Issuance Shares in the name of Employee and make a corresponding reduction in the number of Retention Bonus Shares represented by the Deferred Issuance Certificate and disburse the Deferred Issuance Shares to Employee. Prior to the Deferred Payment Date, Holdings shall have the right to vote the Deferred Issuance Shares in such manner as Holdings shall determine and to receive any distributions paid on the Deferred Issuance Shares. Holding shall be treated as the owner of the Deferred Issuance Shares for federal income tax purposes while such shares are held in escrow and until the Deferred Payment Date.
               (iv) Disposition of Deferred Issuance Shares in the Event of Forfeiture. In the event that Employee is not employed by the Company at the Deferred Payment Date (other than by reason of the events set forth in Section 4 or under the circumstances contemplated by Section 5), the Company shall reissue the Deferred Issuance Shares so forfeited by Employee in the name of Holdings, and Holdings shall be the owner of such shares for all purposes. If requested by the Company, Employee shall execute and deliver to the Company blank stock powers for use in connection with the transfer to Holdings of Deferred Issuance Shares that do not become vested.
     2. Withholding and Taxes.
          (a) Employee is required to pay to the Company, and the Company has the right and is hereby authorized to withhold, from any shares of Common Stock deliverable under any Retention Bonus Award or from any compensation or other amounts owing to Employee, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Retention Bonus Award, or any payment or transfer under a Retention Bonus Award and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.
          (b) Without limiting the generality of clause (a) above, the Company may, in its sole discretion, satisfy, in whole or in part, the foregoing withholding liability by withholding from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Retention Bonus Award a number of shares with a Fair Market Value (as defined below) equal to such withholding liability (but no more than the minimum required statutory withholding liability). The Company may require Employee, through payroll withholding, cash payment, or otherwise, to make adequate provisions for any such tax withholding obligation of the Company arising in connection with such Retention Bonus Award.
          (c) Employee agrees to be responsible for the payment of any taxes due on any and all compensation provided by the Company pursuant to the Retention Bonus Award. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation provided by the Company pursuant to the Retention Bonus Award.
          (d) For purposes of this Agreement, “Fair Market Value” per share means the last sale price for a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Company for purposes of the award in the circumstances.
          (e) It is the intention of the Parties that issuances of Common Stock under this Agreement qualify for the exception from Section 409A of the Code for “short-term deferrals” and this Agreement shall be interpreted consistently with such intent.
     3. At-Will Employment. Nothing in this Agreement alters Employee’s status as an at-will employee with the Company. Both the Company and Employee reserve the right to terminate Employee’s employment at any time, for any reason or no reason, with or without warning or notice.
     4. Termination of Employment by Reason of Death or Disability.
          (a) In the event that Employee’s employment with the Company is terminated by reason of Employee’s death or Disability, the Company shall provide that the Deferred Issuance be made as of or promptly following the date of termination, and any such issuance shall be made within the time period prescribed by Section 1(a), above.

          (b) For purposes of this Section 4, “Disability” means that Employee, in the determination of the Company, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     5. Possible Acceleration of Award Upon Change in Control.
          (a) The Company may, in its discretion, provide that the Deferred Issuance be made upon the occurrence of a Change in Control, and any such issuance shall be made within the time period prescribed by Section 1(a) above.
          (b) For purposes of this Section 5, a “Change in Control” will be deemed to occur upon:
               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) below;
               (ii) Individuals who, as of the date of this Agreement and after giving effect to the completion of the Transactions, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute a majority of the directors of the Company; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s board of directors;
               (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the

Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (2) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; and (3) a majority of the members of the Company’s board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
               (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.
     Notwithstanding the foregoing, (1) the board may waive the requirement described in paragraph (i) above that a person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control to have occurred if the board determines that the percentage acquired by a person is significant (as determined by the board in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control unless the Change in Control qualifies as a change in ownership or effective control of the Company within the meaning of Section 409A of the Code.
     6. Company Decisions. All decisions and interpretations of this Agreement by the Company, including by its board of directors or any committee charged with the interpretation and administration hereof, shall be final, binding and conclusive. In particular, the Company is entitled to establish what constitutes a termination of employment and will be the sole judge for purposes of this Agreement of whether Employee continues to render services to the Company and the date, if any, upon which such employment will be deemed to have terminated. Unless otherwise provided by an express policy of the Company, the employment relationship will not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three months. In the case of any Employee on an approved leave of absence, continued vesting of the Retention Bonus Award while on leave from the employ of the Company may be suspended until the Employee returns to service, unless the Company otherwise provides or applicable law otherwise requires.
     7. Nontransferability of Rights. Employee does not have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber his or her rights under this Agreement. Rights under this Agreement shall not be subject to seizure for the payment of debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency, divorce or separation.
     8. No Claim Against Employee. Nothing contained herein shall be construed as giving Employee or Employee’s beneficiary, or any other person, any equity or other interest of any kind in any assets of the Company, or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.
     9. Confidentiality. All discussions pertaining to this Agreement, including but not limited to the number of shares of Common Stock awarded or other terms or conditions of the negotiations or the agreement reached, shall be kept strictly confidential by Employee from all persons and entities other than the Parties to this Agreement. However, Employee may disclose the Agreement received only if necessary (i) for the rendition of professional advice or services from an attorney, financial advisor, insurance provider, or accountant (after instructing them that the amount is confidential), (ii) for the limited purpose of making disclosures required by law to agents of local, state, or federal governments, or (iii) in response to compulsory process. In the latter instance, Employee will give the Company ten days advance notice prior to any disclosure to afford the Company the opportunity to obtain any necessary or appropriate protective orders.
     10. Adjustments. In the event of a stock split, stock dividend, reverse stock split, reclassification or recapitalization, the Company shall, to the extent (if any) and at such time as it deems appropriate and equitable in the circumstances, proportionately adjust the number of shares of Common Stock subject to Deferred Issuance. In the event of a merger, consolidation or other reorganization that does not constitute a Change in Control, the Company shall, to the extent (if any) and at such time as it deems appropriate and equitable in the circumstances, make provision for the assumption, substitution or exchange of Deferred Issuance Shares for the shares of the resulting entity in the merger, consolidation or reorganization. Any adjustment, substitution or exchange made pursuant to this Section 10 shall be made in a manner that, in the good faith determination of the Company, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.
     11. Representations and Warranties. Employee represents and warrants as follows:
          (a) Employee has received and reviewed a Prospectus describing the Resolute Energy Corporation Retention Bonus Awards.
          (b) Employee has read this Agreement, including the escrow agreement attached hereto as Annex A, and agrees to the conditions and obligations set forth in it.
          (c) Employee is voluntarily executing this Agreement after having been advised to consult with legal counsel and after having had the opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company (other than those expressly contained herein).
          (d) Employee has full and complete legal capacity to enter into this Agreement.
          (e) Employee has not assigned or transferred, and will not assign or transfer, any of his or her rights under this Agreement.
          (f) Employee is not otherwise entitled to receive the consideration given to him pursuant to this Agreement.
     12. Enforcement. The Parties are free to pursue any remedies available to them to enforce this Agreement.
     13. Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of Employee, the Company and Holdings.
     14. Binding Effect. This Agreement and the rights and obligations hereunder are binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, and successors.
     15. Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     16. Choice of Law and Venue. The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the Parties hereunder, is governed by the laws of the State of Colorado (without regard to its conflicts of law doctrines). Any dispute arising from or relating to this Agreement shall be resolved in the Colorado state or federal courts.
     17. Severability and Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision is fully severable; and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.
     18. Entire Award. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.
     19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above:

RESOLUTE ENERGY CORPORATION		EMPLOYEE

By:

	Title:	Signature

PRINT NAME

RESOLUTE HOLDINGS, LLC
By:
Title:

RESOLUTE HOLDINGS SUB, LLC
By:
Title: